Exhibit 10.8

1/9/18

Joshua Lee

Via email to: joshuaclee@gmail.com

Dear Joshua:

We are pleased to confirm our offer to have you join Micromidas, Inc., dba Origin Materials (“the Company”) as “Corporate Counsel.” You will report directly to Stephen Galowitz. Your starting annual salary will be $210,000 and your expected start date is 2/5/18 or to be mutually determined.

In addition, subject to the approval of the Board of Directors, you will be granted a stock option (the “Options”) to purchase up to 8,000 shares of the Company’s common stock, subject to vesting as follows: twenty-five percent (25%) of the Options shall vest on the one year anniversary of the commencement of your services to the Company, and 1/48 of the Options shall vest on each monthly anniversary thereafter OR other vesting as determined.

Scope of Work:

•	Act as the general legal resource inside the company.

•	Manage the network of external legal resources used by the company.

•	Acquire new legal resources when needed.

•	Identify, diagnose, and address legal, environmental, regulatory and other risks.

•	Participate in drafting of agreements.

•	Provide legal review of critical contracts.

•	Define and manage approach for routine contracts.

Your employment with the Company is on an at-will basis. That means that both you and the Company have the right to terminate employment at any time, with or without advance notice, and with or without cause. You also may be demoted or disciplined and the terms of your employment may be altered at any time, with or without cause, at the discretion of the Company. No one other than an officer of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by you and an officer of the Company.

You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (1-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

Origin Materials has an excellent benefits program including paid holidays and time off, comprehensive medical and dental plans, life insurance, and a long-term disability plan.

T:916.231.9329 F:916.231.9331                    930 RIVERSIDE PARKWAY, WEST SACRAMENTO, CA 95605                ORIGINMATERIALS.COM

This offer of employment is valid until the close of business 1/19/18. This letter sets forth our entire agreement and understanding regarding the terms of your employment with Origin Materials and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified in any way except in a writing signed by me or another authorized Company representation (other than yourself) and you. Please let us know of your decision to join Origin Materials by signing a copy of this offer letter and returning it to us no later than 1/19/18. Your offer is contingent upon (1) successful completion of a routine background investigation and references; (2) signing of the Origin Materials Employee Proprietary Information and Invention Assignment Agreement.

Very truly yours,

Micromidas, Inc. (dba Origin Materials)

By:

/s/ Kyle Wakamiya
Kyle Wakamiya, Comptroller

Dated:

I have read and accept this employment offer:

/s/ Joshua Lee
Joshua Lee

Dated: 1-13-18

T:916.231.9329 F:916.231.9331                    930 RIVERSIDE PARKWAY, WEST SACRAMENTO, CA 95605                ORIGINMATERIALS.COM